Exhibit 99.1

Contact	Contact
Robert L. Messier, Jr.	Mark J. Blum
President and CEO	Executive Vice President and CFO
860-582-8868	860-585-2118

VALLEY BANK ANNOUNCES FORMATION OF HOLDING COMPANY

Bristol, Connecticut - July 5, 2005 - Robert L. Messier, Jr., President and Chief Executive Officer of Valley Bank, reported that effective July 1, 2005, the process of reorganizing Valley Bank into a bank holding company structure was finalized. As a result, a new bank holding company called First Valley Bancorp, Inc. has been formed and Valley Bank has become the wholly-owned subsidiary of First Valley Bancorp, Inc. Messier said, “These are exciting times at Valley Bank. The formation of a holding company will allow us more flexibility in raising capital for continued independent growth and to make investments to benefit our customers and market area.” Messier continued, “Shareholders of Valley Bank stock will not need exchange their current shares as common stock in Valley Bank will automatically be converted into shares in First Valley Bancorp, Inc. Otherwise, nothing has changed. We have our same shareholders, our same management and our customers will not experience any change in our continued emphasis on personal service.”

Valley Bank recently opened a loan production office in Southington and has signed a contract to purchase a building in Southington for a full-service branch office in the future.

Valley Bank is a commercial bank with full service banking offices in Bristol and Terryville and a loan production office in Southington. For more information, visit the Bank’s website at www.valleybankct.com or call 860-582-8868.

Prior to the reorganization, Valley Bank’s stock was listed on the Over The Counter Bulletin Board with Advest under the symbol “VLBK”. As a result of the reorganization, the stock is now listed as First Valley Bancorp, Inc. under the symbol “FVLY”.

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